Filed Pursuant to Rule 424(b)(3)
Registration No. 333-207939

PROSPECTUS

833,333 Shares

AAC Holdings, Inc.

Common Stock

The selling stockholders named herein may offer and sell from time to time up to 833,333 shares of our common stock covered by this prospectus. The selling stockholders will receive all of the proceeds from any sales of the shares offered hereby. We will not receive any of the proceeds, but we will incur expenses in connection with the offering.

Our registration of the shares of common stock covered by this prospectus does not mean that the selling stockholders will offer or sell any of the shares. The selling stockholders may sell the shares of common stock covered by this prospectus from time to time on the New York Stock Exchange or any exchange on which we may be listed in the future at the prevailing market price or in any other manner specified under “Plan of Distribution” beginning on page 7 of this prospectus.

We are an “emerging growth company” as that term is defined in the Jumpstart Our Business Startups Act of 2012 and, as such, are subject to reduced public company reporting requirements.

Our common stock is listed on the New York Stock Exchange under the symbol “AAC”. The last reported sale price of our common stock on the New York Stock Exchange on November 17, 2015 was $22.52 per share.

Investing in our common stock involves risks. You should refer to the risk factors in our periodic reports and other information that we file with the Securities and Exchange Commission incorporated by reference in this prospectus and carefully consider that information before buying our securities. See “Risk Factors” beginning on page 5 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is November 20, 2015

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S–3 that we filed with the Securities and Exchange Commission (the “SEC”) using a “shelf” registration process. Under this shelf registration process, the selling stockholders may sell the securities described in this prospectus in one or more offerings. This prospectus does not contain all of the information included in the registration statement. The registration statement filed with the SEC includes exhibits that provide more details about the matters discussed in this prospectus. You should carefully read this prospectus, the related exhibits filed with the SEC, together with the additional information described below under the headings “Where You Can Find More Information” and “Incorporation of Certain Information by Reference.”

You should rely only on the information contained or incorporated by reference in this prospectus. We have not, and the selling stockholders have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. The selling stockholders are not making offers to sell or seeking offers to buy any of the securities covered by this prospectus in any state where the offer is not permitted. You should assume that the information appearing in this prospectus and any other document incorporated by reference is accurate only as of the date on the front cover of those documents. Our business, financial condition, results of operations and prospects may have changed since those dates.

Under no circumstances should the delivery to you of this prospectus or any offer or sale made pursuant to this prospectus create any implication that the information contained in this prospectus is correct as of any time after the date of this prospectus.

Unless the context otherwise requires or as otherwise expressly stated, references in this prospectus to the “Company,” “we,” “us” and “our” and similar terms refer to AAC Holdings, Inc. together with its consolidated subsidiaries.

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WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a “shelf” registration statement on Form S-3, including exhibits, schedules and amendments filed with the registration statement, of which this prospectus is a part, under the Securities Act of 1933, as amended (the “Securities Act”), with respect to the shares of common stock that may be offered by this prospectus. This prospectus is a part of that registration statement, but does not contain all of the information in the registration statement. We have omitted parts of the registration statement in accordance with the rules and regulations of the SEC. For further information with respect to our company and the shares of common stock that may be offered by this prospectus, reference is made to the registration statement, including the exhibits and schedules to the registration statement. Statements contained in this prospectus as to the contents of any contract or other document referred to in this prospectus are not necessarily complete and, where that contract or other document has been filed as an exhibit to the registration statement, each statement in this prospectus is qualified in all respects by the exhibit to which the reference relates.

We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and, in accordance therewith, we file annual, quarterly and current reports, proxy statements and other information with the SEC. The registration statement of which this prospectus forms a part, including the exhibits and schedules to the registration statement, and the reports, statements or other information we file with the SEC, may be examined and copied at the Public Reference Room of the SEC at 100 F Street, N.E., Washington, DC 20549. Information about the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. Our SEC filings, including the registration statement, are also available to you on the SEC’s website (http://www.sec.gov), which contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. In addition, our securities are listed on the New York Stock Exchange (“NYSE”) and all material filed by us with the NYSE can be inspected at the offices of the NYSE at 20 Broad Street, New York, New York 10005.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

We incorporate information into this prospectus by reference, which means that we disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except to the extent superseded by information contained herein or by information contained in documents filed with or furnished to the SEC after the date of this prospectus. This prospectus incorporates by reference the documents set forth below that have been previously filed with the SEC:

•	Our Annual Report on Form 10-K for the year ended December 31, 2014, filed on March 11, 2015, including portions of our Proxy Statement for the 2015 Annual Meeting of Stockholders to the extent specifically incorporated by reference therein;

•	Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2015, June 30, 2015 and September 30, 2015, filed on May 5, 2015, August 3, 2015 and November 10, 2015, respectively;

•	Our Current Reports on Form 8-K filed on January 9, 2015, January 12, 2015, February 3, 2015, February 24, 2015, May 13, 2015, June 1, 2015, June 19, 2015, July 8, 2015 (as amended on September 18, 2015), July 31, 2015, August 12, 2015 (as amended on October 23, 2015), August 26, 2015 and October 7, 2015; and

•	The description of the Company’s Common Stock set forth in the Company’s Registration Statement on Form 8-A (File No. 001-36643) filed pursuant to Section 12(b) of the Exchange Act on September 25, 2014, including any amendment or report filed for the purpose of updating such description.

We also incorporate by reference into this prospectus additional documents that we may file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial registration statement and prior to effectiveness of the registration statement and from the date of this prospectus until all securities have been sold to which this prospectus relates or the offering is otherwise terminated; provided, however, that we are not incorporating any information deemed “furnished” or not deemed to be “filed,” including information furnished under either Item 2.02 or Item 7.01 of any current report on Form 8-K. These documents may include, among others, Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

Any statement contained in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or any other subsequently filed document that is deemed to be incorporated by reference into this prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

To obtain a free copy of any of the documents incorporated by reference in this prospectus (other than exhibits, unless an exhibit has been specifically incorporated by reference into those documents) please contact us in writing or by telephone at:

AAC Holdings, Inc.

115 East Park Drive, Second Floor

Brentwood, Tennessee 37027

(615) 732-1231

Attention: Corporate Secretary

Our SEC filings also are available on our Internet website at http://www.americanaddictioncenters.org. The information on or accessible through our website is not incorporated into, and you must not consider the information to be, a part of this prospectus. We have included our website address as an inactive textual reference and do not intend it to be an active link to our website.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements contained in this prospectus and the documents incorporated by reference into this prospectus constitute forward-looking statements within the meaning of the federal securities laws, and we intend such statements to be covered by the safe harbor provisions contained therein. Forward-looking statements provide our current expectations or forecasts of future events and are not statements of historical fact. Likewise, our pro forma financial statements are forward-looking statements. In some cases, you can identify forward-looking statements by terms such as “anticipates,” “believes,” “could,” “estimates,” “expects,” “may,” “potential,” “predicts,” “projects,” “should,” “will,” “would,” and similar expressions intended to identify forward-looking statements, although not all forward-looking statements contain these words. You can also identify forward-looking statements by discussions of strategy, plans or intentions. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from the information expressed or implied by these forward-looking statements. These risks, uncertainties and other factors include, without limitation:

•	our inability to operate certain key treatment facilities, our corporate office or our laboratory facility;

•	our reliance on our sales and marketing program to continuously attract and enroll clients in our network of facilities;

•	our dependence on payments by third-party payors with whom we are considered an “out-of-network” provider;

•	the impact of an increase in uninsured and underinsured clients or the deterioration in the collectability of the accounts of such clients;

•	a reduction in reimbursement rates by certain third-party payors for inpatient and outpatient services and point of care and definitive lab testing;

•	our failure to successfully achieve growth through acquisitions and de novo expansions;

•	our acquisition strategy, which exposes us to a variety of operational, integration and financial risks;

•	our failure to achieve anticipated financial results from contemplated acquisitions;

•	the possibility that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of contemplated acquisitions;

•	the impact of governmental regulations on our operations and potential governmental investigations and claims or lawsuits or other claims brought against us by others;

•	a disruption in our business related to the July 2015 indictment of certain of our subsidiaries and current and former employees;

•	the impact of competition and its potential effect on census volume and the availability or cost of attracting and retaining talented medical support staff;

•	our failure to obtain necessary outside financing on favorable terms or at all;

•	our ability to meet our debt obligations and the impact of the restrictive covenants in our applicable loan documents;

•	our inability to agree on conversion and other terms for the balance of available convertible debt or obtain consent from our senior lenders to exceed the current limit of permissible unsecured subordinated debt;

•	our dependence on key management personnel;

•	our failure to comply with applicable regulatory authorities, licensure and permits to operate our facilities and lab;

•	the impact of legislative and regulatory initiatives relating to privacy and security of client health information and standards for electronic transactions;

•	the impact of recent healthcare reform;

•	the impact of state efforts to regulate the construction or expansion of healthcare facilities on our ability to operate and expand our operations;

•	our ability to continue to comply with the regulations applicable to publicly traded companies;

•	the impact of market volatility and a limited amount or discontinuation of security analyst coverage on the market price of our common stock;

•	general economic conditions; and

•	the other risks described under the heading “Risk Factors.”

The factors identified above should not be construed as an exhaustive list of factors that could affect our future results and should be read in conjunction with the other cautionary statements that are included in this prospectus. Although we believe that we have a reasonable basis for each forward-looking statement contained in this prospectus, we caution you that these statements are based on a combination of facts and factors currently known by us and our projections of the future about which we cannot be certain.

As a result of these factors, we cannot assure you that the forward-looking statements in this prospectus and the documents incorporated by reference into this prospectus will prove to be accurate. Furthermore, if our forward-looking statements prove to be inaccurate, the inaccuracy may be material. In light of the significant uncertainties in these forward-looking statements, you should not regard these statements as a representation or warranty by us or any other person that we will achieve our objectives and plans in any specified time frame or at all. We do not undertake to update any of the forward-looking statements after the date of this prospectus except to the extent required by applicable securities laws.

OUR COMPANY

We believe we are a leading provider of inpatient substance abuse treatment services for individuals with drug and alcohol addiction. As of November 18, 2015, we operated ten residential substance abuse treatment facilities located throughout the United States, focused on delivering effective clinical care and treatment solutions across 915 beds, which included 482 licensed detoxification beds. We also operate ten standalone outpatient centers and an overeating behavioral disorder treatment center, FitRx.

We believe we are also one of the largest internet marketers in the addiction treatment industry with respect to website visits and leads generated. Following our recent acquisition of Referral Solutions Group, LLC (“RSG”) on July 2, 2015, combined with our previously existing internet assets, we now operate a broad portfolio of internet assets that services millions of website visits each month. RSG, through its wholly owned subsidiary Recovery Brands, LLC (“Recovery Brands”), a leading publisher of “authority” websites such as Rehabs.com and Recovery.org, serves families and individuals struggling with addiction and seeking treatment options through comprehensive online directories, treatment provider reviews, forums and professional communities. Recovery Brands also provides online marketing solutions to other treatment providers such as enhanced facility profiles, audience targeting, lead generation and tools for digital reputation management.

AAC Holdings, Inc. is a Nevada corporation. Our principal executive offices are located at 115 East Park Drive, Second Floor, Brentwood, Tennessee 37027, and our telephone number is (615) 732-1231. Our website address is www.americanaddictioncenters.com. The information contained on, or that can be accessed through, our website is not a part of this prospectus. Investors should not rely on any such information in deciding whether to purchase our common stock. We have included our website address in this prospectus solely as an inactive textual reference.

We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act, and we have elected to take advantage of certain exemptions from various public company reporting requirements, including not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. We may take advantage of these exemptions until we are no longer an “emerging growth company.”

RISK FACTORS

Our business is subject to uncertainties and risks. You should carefully consider and evaluate all of the information included and incorporated by reference in this prospectus, including the risk factors incorporated by reference from our Annual Report on Form 10-K for the fiscal year ended December 31, 2014, as updated by our Quarterly Reports on Form 10-Q and other filings we make with the SEC, each of which is incorporated by reference into this prospectus. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations. If any of these risks actually occur, our business, financial condition and results of operations would suffer. In that case, the trading price of our common stock would likely decline and you might lose all or part of your investment in the securities offered by the selling stockholders.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of our common stock by the selling stockholders.

SELLING STOCKHOLDERS

This prospectus relates to the possible resale of up to 833,333 shares of our common stock issuable upon the conversion of the 2.5% subordinated convertible notes in the original principal amount of $25,000,000 (the “Convertible Notes”) held by the selling stockholders set forth in the table below.

The following table presents information regarding the selling stockholders, and the shares of common stock that they may offer and sell from time to time under this prospectus. This table is prepared based on information supplied to us by the selling stockholders. As used in this prospectus, the term “selling stockholders” includes any donees, pledges, transferees or other successors in interest selling shares received after the date of this prospectus from a selling stockholder as a gift, pledge, or other non-sale related transfer. The number of shares in the column “Number of Shares Being Offered” represents all of the shares that the selling stockholders may offer under this prospectus. The selling stockholders may sell some, all or none of their respective shares of common stock. We do not know how long the selling stockholders will hold their respective shares before selling them, and we currently have no agreements, arrangements or understandings with the selling stockholders regarding the sale of any of the shares.

Beneficial ownership is determined in accordance with Rule 13d-3(d) promulgated by the SEC under the Securities Exchange Act of 1934, as amended. The percentages of shares of common stock beneficially owned after the offering shown in the table below are based on an aggregate of 22,407,311 shares of our common stock outstanding on November 17, 2015.

Selling Stockholder(1)	Shares Beneficially Owned Prior to the Offering	Number of Shares Being Offered(2)	Shares Beneficially Owned After the Offering	Percentage
Deerfield Private Design Fund III, L.P.	416,667(2)(5)	416,667	—	—
Deerfield International Master Fund, L.P.	1,250,407(3)(5)	233,333	1,017,074	4.38%
Deerfield Partners, L.P.	982,463(4)(5)	183,333	799,130	3.44%

(1)	James E. Flynn, with an address at 780 Third Avenue, 37 Floor, New York, New York 10017, has voting and disposition power over the shares of common stock held by the selling stockholders.
(2)	Represents shares of common stock issuable upon conversion of the Convertible Notes.
(3)	Comprised of 1,017,074 shares of common stock and 233,333 shares of common stock issuable upon conversion of the Convertible Notes.

(4)	Comprised of 799,130 shares of common stock and 183,333 shares of common stock issuable upon conversion of the Convertible Notes.
(5)	The provisions of the Convertible Notes restrict their conversion to the extent that, upon such conversion, the number of shares of common stock then beneficially owned by the holder and its affiliates and any person or entities with which such holder would constitute a Section 13(d) “group” would exceed 9.98% of the total number of shares of common stock then outstanding (the “Ownership Cap”). Accordingly, notwithstanding the number of shares indicated in the table as being beneficially owned, Deerfield Private Design Fund III, L.P., Deerfield International Master Fund, L.P. and Deerfield Partners, L.P. (collectively, the “Deerfield Funds”) disclaim beneficial ownership of the shares of common stock underlying such Convertible Notes to the extent beneficial ownership of such shares would cause the Deerfield Funds, in the aggregate, to exceed the Ownership Cap.

Material Relationships

Facility Agreement

On October 2, 2015, the Company entered into a Facility Agreement with the Deerfield Funds providing for the sale by the Company to the Deerfield Funds of (i) $25.0 million of 2.5% subordinated convertible notes and (ii) up to $25.0 million of 12.0% senior subordinated notes upon the terms and conditions set forth in the Facility Agreement, together with an incremental facility of up to an additional $50.0 million of subordinated convertible debt (subject to certain conditions). On the date of the Facility Agreement, the Company issued $25.0 million of Convertible Notes to the Deerfield Funds, which Convertible Notes mature on the sixth anniversary of the initial funding date and are convertible into shares of the Company’s common stock, par value $0.001 per share, at a conversion rate of $30.00 per share. The Deerfield Funds are affiliated and, as of November 17, 2015, beneficially owned an aggregate of 2,649,537 shares of common stock, including 833,333 shares issuable upon conversion of the Convertible Notes. As a result of the Ownership Cap contained in the Convertible Notes, the foregoing shares represented 9.98% of our common stock on November 17, 2015.

Registration Rights Agreement

In connection with the Facility Agreement, on October 2, 2015, the Company and the Deerfield Funds entered into a Registration Rights Agreement (the “Registration Rights Agreement”). Pursuant to the Registration Rights Agreement, the Company has agreed to prepare and file with the SEC a registration statement to effect a registration of the common stock issued or issuable upon conversion of or pursuant to the Convertible Notes (the “Registrable Securities”), covering the resale of the Registrable Securities through an offering to be made on a continuous basis pursuant to Rule 415 of the Securities Act. The registration statement of which this prospectus forms a part is being filed to satisfy that filing requirement. Pursuant to the Registration Rights Agreement, the Company agreed to pay registration-related fees and expenses. The Company also agreed to indemnify the Deerfield Funds for certain losses in connection with such registrations.

PLAN OF DISTRIBUTION

We are registering 833,333 shares of our common stock for possible sale by the selling stockholders.

The selling stockholders and any permitted transferees or assignees thereof may offer and sell all or a portion of the shares covered by this prospectus from time to time, in one or more or any combination of the following transactions:

•	on the New York Stock Exchange, in the over the counter market or on any other national securities exchange on which our shares are listed or traded;

•	in privately negotiated transactions;

•	in underwritten transactions;

•	in a block trade in which a broker dealer will attempt to sell the offered shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	through collared hedging transactions, whether through an options exchange or otherwise;

•	through purchases by a broker dealer as principal and resale by the broker dealer for its account pursuant to this prospectus; and

•	through any other method permitted by applicable law.

The selling stockholders may sell the shares at prices then prevailing or related to the then current market price or at negotiated prices. The offering price of the shares from time to time will be determined by the selling stockholders and, at the time of the determination, may be higher or lower than the market price of our common stock on the New York Stock Exchange or any other exchange or market.

The shares may be offered to the public, from time to time, through broker-dealers acting as agent or principal, including through underwriting syndicates represented by one or more managing underwriters or directly by one or more of such firms in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the shares of common stock will be subject to the conditions set forth in the applicable underwriting agreement. Any public offering price and any discounts or concessions allowed or reallowed or paid by underwriters or dealers to other dealers may be changed from time to time.

In connection with an underwritten offering, underwriters or agents may receive compensation in the form of discounts, concessions or commissions from the selling stockholders or from purchasers of the offered shares for whom they may act as agents. In addition, underwriters may sell the shares to or through dealers, and those dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. The selling stockholders and any underwriters, dealers or agents participating in a distribution of the shares may be deemed to be “underwriters” within the meaning of the Securities Act, and any profit on the sale of the shares by the selling stockholders and any commissions received by broker dealers may be deemed to be underwriting commissions under the Securities Act.

We and the selling stockholders each may agree to indemnify an underwriter, broker dealer or agent against certain liabilities related to the selling of the common stock, including liabilities arising under the Securities Act. Pursuant to the Registration Rights Agreement, we have agreed to indemnify the selling stockholders against certain liabilities related to the registration and/or sale of the common stock, including liabilities arising under the Securities Act. In addition, pursuant to the Registration Rights Agreement, we have agreed to pay the costs, expenses and fees of registering the shares of common stock; however, the selling stockholders will pay any underwriting discounts or commissions relating to the sale of the shares of common stock in any underwritten offering.

To our knowledge, there are currently no plans, arrangements or understanding between the selling stockholders and any underwriter, broker-dealer or agent regarding the sale of shares by the selling stockholders. Upon our notification by the selling stockholders that any material arrangement has been entered into with an underwriter or broker dealer for the sale of shares through a block trade, special offering, exchange distribution, secondary distribution or a purchase by an underwriter or broker dealer, we will file a supplement to this prospectus, if required, pursuant to Rule 424(b) under the Securities Act, disclosing certain material information, including:

•	the name(s) of the selling stockholder(s);

•	the number of shares being offered;

•	the terms of the offering;

•	the names of the participating underwriters, broker dealers or agents;

•	any discounts, commissions or other compensation paid to underwriters or broker dealers and any discounts, commissions or concessions allowed or reallowed or paid by any underwriters to dealers;

•	the public offering price; and

•	other material terms of the offering.

The selling stockholders are subject to the applicable provisions of the Exchange Act, and the rules and regulations under the Exchange Act, including Regulation M. This regulation may limit the timing of purchases and sales of any of the shares of common stock offered in this prospectus by the selling stockholders. The anti-manipulation rules under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of the shares to engage in market making activities for the particular securities being distributed for a period of up to five business days before the distribution. The restrictions may affect the marketability of the shares and the ability of any person or entity to engage in market making activities for the shares.

To facilitate the offering of shares covered by this prospectus, certain persons participating in the offering may engage in transactions that stabilize, maintain or otherwise affect the price of the shares of common stock. This may include over-allotments or short sales of the securities, which involve the sale by persons participating in the offering of more securities than the selling stockholders sold to them. In these circumstances, these persons would cover such over-allotments or short positions by making purchases in the open market or by exercising their over-allotment option, if any. In addition, these persons may stabilize or maintain the price of the securities by bidding for or purchasing securities in the open market or by imposing penalty bids, whereby selling concessions allowed to dealers participating in the offering may be reclaimed if securities sold by them are repurchased in connection with stabilization transactions. The effect of these transactions may be to stabilize or maintain the market price of the securities at a level above that which might otherwise prevail in the open market. These transactions may be discontinued at any time.

In the ordinary course of their business activities, any underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investment and securities activities may involve securities and instruments of the Company.

To the extent required, this prospectus may be amended and/or supplemented from time to time to describe a specific plan of distribution.

Instead of selling the shares of common stock under this prospectus, the selling stockholders may sell the shares of common stock in compliance with the provisions of Rule 144 under the Securities Act, if available, or pursuant to other available exemptions from the registration requirements of the Securities Act.

DESCRIPTION OF CAPITAL STOCK

Our authorized capital stock consists of 70,000,000 shares of common stock, par value $0.001 per share, and 5,000,000 shares of preferred stock, par value $0.001 per share.

As of November 17, 2015, we had 22,407,311 shares of our common stock issued and outstanding. We have no preferred stock outstanding. Based on the number of shares of common stock outstanding as of November 17, 2015, following the issuance of 833,333 shares of common stock upon the conversion of all of the Convertible Notes, there will be 23,240,644 shares of common stock outstanding.

The following description of our capital stock and provisions of our articles of incorporation and bylaws are summaries and are qualified by reference to the articles of incorporation and the bylaws, copies of which have been filed with the SEC as exhibits to our registration statement, of which this prospectus forms a part.

Governing Law and Organization Documents

Stockholders’ rights and related matters are governed by the laws of the State of Nevada, our articles of incorporation and our bylaws. Our articles of incorporation may not be amended without the approval of our Board of Directors and the affirmative vote of at least a majority of the voting power of our then outstanding capital stock. Our bylaws may only be amended by the affirmative vote of holders of a majority of the voting power of all shares of capital stock outstanding and entitled to vote generally in the election of directors and the affirmative vote of a majority of our directors then holding office.

Common Stock

Voting Rights. Each holder of common stock is entitled to one vote for each share of common stock on all matters submitted to a vote of the stockholders, including the election of directors. Our articles of incorporation and bylaws do not provide for cumulative voting rights. Because of this, the holders of a majority of the shares of common stock entitled to vote in any election of directors can elect all of the directors standing for election, if they should so choose.

Dividends. Subject to preferences that may be applicable to any then outstanding preferred stock, the holders of common stock are entitled to receive dividends, if any, as may be declared from time to time by our Board of Directors out of legally available funds.

Liquidation. In the event of our liquidation, dissolution or winding up, holders of common stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all of our debts and other liabilities and obligations, subject to the satisfaction of any liquidation preference granted to the holders of any outstanding shares of preferred stock.

Rights and Preferences. Holders of common stock have no preemptive, conversion or subscription rights, and there are no redemption or sinking fund provisions applicable to the common stock. The rights, preferences and privileges of the holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that our Board of Directors may designate and issue in the future.

Preferred Stock

Our Board of Directors has the authority, without further action by the stockholders, to issue up to 5,000,000 shares of preferred stock in one or more series, to establish from time to time the number of shares to be included in each such series, to fix the rights, preferences, privileges and restrictions of the shares of each wholly unissued series, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preference and sinking fund terms, and to increase or decrease the number of shares of any such series (but not below the number of shares of such series then outstanding).

Our Board of Directors may authorize the issuance of preferred stock with voting or conversion rights that could have the effect of restricting dividends on our common stock, diluting the voting power of our common stock, impairing the liquidation rights of our common stock or otherwise adversely affect the rights of holders of our common stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring or preventing a change of control and may adversely affect the market price of the common stock.

Nevada Anti-Takeover Law and Provisions of Our Articles of Incorporation and Bylaws

Our articles of incorporation and our bylaws contain certain provisions that could have the effect of delaying, deterring or preventing another party from acquiring control of us, and therefore could adversely affect the market price of our common stock. These provisions may also discourage coercive takeover practices and inadequate takeover bids, and are designed, in part, to encourage persons seeking to acquire control of us to negotiate first with our Board of Directors. We believe that the benefits of increased protection of our potential ability to negotiate more favorable terms with an unfriendly or unsolicited acquirer outweigh the disadvantages of potentially discouraging a proposal to acquire us.

Among other things, our articles of incorporation and bylaws:

•	permit our Board of Directors to issue up to 5,000,000 shares of preferred stock, with any rights, preferences and privileges as they may designate (including the right to approve an acquisition or other change of control);

•	provide that the authorized number of directors may be changed only by resolution of our Board of Directors;

•	provide that all vacancies, including newly created directorships, may, except as otherwise required by law, be filled by the affirmative vote of a majority of directors then in office, even if less than a quorum;

•	provide that stockholders seeking to present proposals at a meeting of stockholders or to nominate candidates for election as directors at a meeting of stockholders must provide advance notice in writing, and also specify requirements as to the form and content of a stockholder’s notice;

•	provide that our stockholders may not take action by written consent, but may only take action at annual or special meetings of our stockholders;

•	do not provide for cumulative voting rights (therefore allowing the holders of a majority of the shares of common stock entitled to vote in any election of directors to elect all of the directors standing for election); and

•	provide that special meetings of our stockholders may be called only by the Chairman of the Board of Directors, our Chief Executive Officer, the Board of Directors pursuant to a resolution adopted by a majority of the total number of authorized directors or the holders of a majority of the outstanding shares of voting stock.

The amendment of any of these provisions would require the approval of our Board of Directors and the affirmative vote of at least a majority of the voting power of our then outstanding capital stock for amendments to our articles of incorporation and the approval by holders of a majority of the voting power of all shares of capital stock outstanding and entitled to vote generally in the election of directors and the affirmative vote of a majority of our directors then holding office for amendments to our bylaws.

The provisions of our articles of incorporation and bylaws could have the effect of discouraging others from attempting hostile takeovers and, as a consequence, they might also inhibit temporary fluctuations in the market price of our common stock that often result from actual or rumored hostile takeover attempts. These provisions might also have the effect of preventing changes in our management. It is possible that these provisions could make it more difficult to accomplish transactions that stockholders might otherwise deem to be in their best interests.

Listing on the New York Stock Exchange

Our common stock is listed on the NYSE under the symbol “AAC”.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company, LLC.

LEGAL MATTERS

The validity of the shares of common stock being offered by this prospectus will be passed upon for us by Ballard Spahr LLP, Las Vegas, Nevada.

EXPERTS

The financial statements of AAC Holdings, Inc. as of December 31, 2014 and 2013 and for each of the three years in the period ended December 31, 2014, incorporated by reference in this prospectus, have been so incorporated in reliance on the report of BDO USA, LLP, an independent registered public accounting firm, incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting.

The financial statements of Referral Solutions Group, LLC as of December 31, 2014 and 2013 and for the years then ended included in the Current Report on Form 8-K, as amended on September 18, 2015, of AAC Holdings, Inc., incorporated by reference in this prospectus, have been so incorporated in reliance on the report of BDO USA, LLP, an independent registered public accounting firm, incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting.

The financial statements of The Oxford Centre, Inc. as of December 31, 2014 and 2013 and for the years then ended included in the Current Report on Form 8-K, as amended on October 23, 2015, of AAC Holdings, Inc., incorporated by reference in this prospectus, have been so incorporated in reliance on the report of BDO USA, LLP, an independent registered public accounting firm, incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

On July 2, 2015, the Company, through American Addiction Centers, Inc., a Nevada corporation and wholly owned subsidiary of the Company (“AAC”), and Sober Media Group, LLC, a Delaware limited liability company and indirect wholly owned subsidiary of the Company (the “RSG Buyer”), completed its acquisition of Referral Solutions Group, LLC, a California limited liability company (“RSG”) (collectively, the “RSG Acquisition”), pursuant to the terms of a Securities Purchase Agreement dated July 2, 2015, by and among the Company, AAC, the RSG Buyer, the Sellers’ Representative, and the direct and indirect owners of RSG.

On August 10, 2015, the Company, through AAC and Oxford Treatment Center, LLC, a Delaware limited liability company and indirect wholly-owned subsidiary of the Company (the “Oxford Buyer”), completed the acquisition of substantially all of the assets of The Oxford Centre, Inc., a Mississippi corporation (“The Oxford Centre”), and BHR Oxford Real Estate, LLC, a Delaware limited liability company (“BHR”), acquired certain real property from River Road Management, LLC, a Mississippi limited liability company (“RRM”) (collectively, the “Oxford Centre Acquisition”), upon the terms and subject to the conditions of an Asset Purchase Agreement dated May 12, 2015, as amended, by and among AAC, Oxford Buyer, BHR, The Oxford Centre and RRM.

On October 2, 2015, the Company sold to the Deerfield Funds $25.0 million of 2.5% Convertible Notes.

Our unaudited balance sheet as of September 30, 2015, which reflects the completion of each of the RSG Acquisition and the Oxford Centre Acquisition, is incorporated herein by reference from our Quarterly Report on Form 10-Q for the three and nine months ended September 30, 2015.

On September 18, 2015, the Company filed with the SEC Amendment No. 1 to the Current Report on Form 8-K that included:

•	Audited consolidated financial statements of Referral Solutions Group, LLC and subsidiaries as of and for the years ended December 31, 2013 and 2014 and the notes thereto;

•	An unaudited pro forma condensed consolidated balance sheet as of June 30, 2015 that presented the financial position of the Company after giving pro forma effect to the RSG Acquisition, as if the acquisition had occurred on June 30, 2015; and

•	Unaudited pro forma condensed consolidated statements of income for the year ended December 31, 2014 and the six months ended June 30, 2015 that presented the Company’s operating results after giving pro forma effect to the RSG Acquisition, as if the the acquisition had occurred on January 1, 2014.

In addition, on October 23, 2015, the Company filed with the SEC Amendment No. 1 to the Current Report on Form 8-K that included:

•	Audited consolidated financial statements of The Oxford Centre, Inc. as of and for the years ended December 31, 2013 and 2014 and the notes thereto;

•	An unaudited pro forma condensed consolidated balance sheet as of June 30, 2015 that presented the financial position of the Company after giving pro forma effect to the RSG Acquisition, and the Oxford Centre Acquisition as if the acquisitions had occurred on June 30, 2015; and

•	Unaudited pro forma condensed consolidated statements of income for the year ended December 31, 2014 and the six months ended June 30, 2015 that presented the Company’s operating results after giving pro forma effect to the RSG Acquisition and the Oxford Centre Acquisition as if the acquisitions had occurred on January 1, 2014.

The following unaudited pro forma condensed consolidated balance sheet as of September 30, 2015 presents the financial position of the Company after giving pro forma effect to its sale to the Deerfield Funds of $25.0 million of Convertible Notes on October 2, 2015 as if the transaction had occurred on September 30, 2015. The RSG Acquisition and the Oxford Centre Acquisition are reflected in the historical balance sheet of the Company as of September 30, 2015, as these acquisitions were completed on July 2, 2015 and August 10, 2015, respectively.

The following unaudited pro forma condensed consolidated statements of income for the year ended December 31, 2014 and the nine months ended September 30, 2015 present the Company’s operating results after giving pro forma effect to (i) the RSG Acquisition, (ii) the Oxford Centre Acquisition and (iii) the sale to the Deerfield Funds of $25.0 million of Convertible Notes on October 2, 2015, as if the transactions had occurred on January 1, 2014.

These transactions are more fully described in Note 2 to the unaudited pro forma condensed consolidated financial statements. The pro forma adjustments are based on available information and upon assumptions that Company management believes are reasonable in order to reflect, on a pro forma basis, the impact of the RSG Acquisition, the Oxford Centre Acquisition and the sale to the Deerfield Funds of $25.0 million of Convertible Notes on the Company’s historical consolidated financial information. The pro forma adjustments give effect to events that are directly attributable to the transactions, factually supportable, and expected to have a continuing impact.

Included in the unaudited pro forma condensed consolidated financial statements is an allocation of the purchase price the Company paid for the RSG Acquisition and the Oxford Centre Acquisition based on preliminary estimates and assumptions. Those estimates and assumptions could change materially as the Company finalizes its assessment of the allocation and the fair values of the tangible and intangible assets acquired and liabilities assumed, some of which are dependent on the completion of valuations being performed by independent valuation specialists. The unaudited pro forma condensed consolidated financial statements do not reflect any future operating efficiencies, associated costs savings or any possible integration costs that may occur related to the RSG Acquisition or the Oxford Centre Acquisition.

The unaudited pro forma condensed consolidated financial statements are included for informational purposes only and should not be relied upon as being indicative of the Company’s financial condition or results of operations had the noted events occurred on the dates assumed nor as a projection of the Company’s results of operations or financial position for any future period or date. The preparation of the unaudited pro forma condensed consolidated statements requires the use of certain assumptions which may be materially different from the Company’s actual experience.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET AS OF

SEPTEMBER 30, 2015

	AAC Holdings, Inc.	Pro Forma Adjustments		AAC Holdings, Inc. Pro Forma as Adjusted
	(in thousands)
Assets
Current assets:
Cash and cash equivalents	$10,764	$24,242	(a)	$35,006
Accounts receivable, net of allowances	58,080	—		58,080
Deferred tax assets	2,380	—		2,380
Prepaid expenses and other current assets	5,500	—		5,500

Total current assets	76,724	24,242		100,966
Property and equipment, net	97,027	—		97,027
Goodwill	103,132	—		103,132
Intangible assets, net	9,462	—		9,462
Other assets	4,566	—		4,566

Total assets	$290,911	$24,242		$315,153

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and accrued liabilities	$27,264	$—		$27,264
Current portion of long-term debt	3,661	—		3,661
Current portion of long-term debt—related party	1,195	—		1,195

Total current liabilities	32,120	—		32,120
Deferred tax liabilities	1,942	—		1,942
Long-term debt, net of current portion	116,710	24,242	(b)	140,952
Other long-term liabilities	4,499	—		4,499

Total liabilities	155,271	24,242		179,513
Commitments and contingencies
Total stockholders’ equity including noncontrolling interest	135,640	—		135,640

Total liabilities and stockholders’ equity	$290,911	$24,242		$315,153

See accompanying notes to unaudited pro forma condensed consolidated financial statements.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME

FOR THE YEAR ENDED DECEMBER 31, 2014

	AAC Holdings, Inc.	RSG(c)	RSG Pro Forma Adjustments	The Oxford Centre	The Oxford Centre Pro Forma Adjustments	Convertible Notes Pro Forma Adjustments		AAC Holdings, Inc. Pro Forma as Adjusted
	(in thousands, except share and per share amounts)
Income Statement Data:
Revenues	$132,968	$10,459	$—	$12,163	$—	$—		$155,590
Operating expenses:
Salaries, wages and benefits	54,707	2,548	—	2,934	—	—		60,189
Advertising and marketing	15,683	3,671	—	—	—	—		19,354
Professional fees	8,075	—	—	—	—	—		8,075
Client related services	10,794	—	—	1,204	—	—		11,998
Other operating expenses	13,518	178	—	1,029	—	—		14,725
Rentals and leases	2,106	71	—	111	—	—		2,288
Provision for doubtful accounts	11,391	29	—	1,262	—	—		12,682
Litigation settlement	487	—	—	—	—	—		487
Depreciation and amortization	4,662	435	51 (d)	210	223 (g)	—		5,581
Acquisition-related expenses	845	—	—	—	—	—		845

Total operating expenses	122,268	6,932	51	6,750	223	—		136,224

Income from operations	10,700	3,527	(51)	5,413	(223)	—		19,366
Interest expense, net	1,872	—	—	76	807 (h)	751	(k)	3,506
Other income, net	(93)	(40)	—	(2)	—	—		(135)

Income before income tax expense	8,921	3,567	(51)	5,339	(1,030)	(751)		15,995
Income tax expense	2,555	—	1,301 (e)	—	1,594 (i)	(278	)(l)	5,172

Net income	6,366	3,567	(1,352)	5,339	(2,624)	(473)		10,823
Less: net loss (income) attributable to noncontrolling interest	1,182	—	—	(218)	192 (j)	—		1,156

Net income attributable to AAC Holdings, Inc. stockholders	7,548	3,567	(1,352)	5,121	(2,432)	(473)		11,979
BHR Series A Preferred Unit dividend	(693)	—	—	—	—	—		(693)

Net income available to AAC Holdings, Inc. common stockholders	$6,855	$3,567	$(1,352)	$5,121	$(2,432)	$(473)		$11,286

Earnings per share:
Basic	$0.41							$0.66

Diluted	$0.41							$0.65

Weighted-average shares outstanding:
Basic	16,557,655		540,193 (f)			—		17,097,848
Diluted	16,619,180		540,193 (f)			833,333	(m)	17,992,706

See accompanying notes to unaudited pro forma condensed consolidated financial statements.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2015

	AAC Holdings, Inc.	RSG from January 1, 2015 to July 2, 2015 (acquisition date)(n)	RSG Pro Forma Adjustments		The Oxford Centre from January 1, 2015 to August 10, 2015 (acquisition date)	The Oxford Cente Pro Forma Adjustments		Convertible Notes Pro Forma Adjustments		AAC Holdings, Inc. Pro Forma as Adjusted
	(in thousands, except share and per share amounts)
Income Statement Data:
Revenues	$153,979	$6,652	$—		$8,553	$—		$—		$169,184
Operating expenses:
Salaries, wages and benefits	61,884	2,154	—		2,213	—		—		66,251
Advertising and marketing	15,527	2,126	—		—	—		—		17,653
Professional fees	6,713	362	—		—	—		—		7,075
Client related services	10,831	—	—		1,136	—		—		11,967
Other operating expenses	16,044	497	—		597	—		—		17,138
Rentals and leases	3,442	75	—		78	—		—		3,595
Provision for doubtful accounts	12,925	(6)	—		632	—		—		13,551
Litigation settlement	2,379	—	—		—	—		—		2,379
Depreciation and amortization	4,937	240	4	(o)	173	89	(u)	—		5,443
Acquisition-related expenses	2,917	—	(146	)(p)	—	(46	)(v)	—		2,725

Total operating expenses	137,599	5,448	(142)		4,829	43		—		147,777

Income from operations	16,380	1,204	142		3,724	(43)		—		21,407
Interest expense, net	2,426	117	(117	)(q)	44	491	(w)	564	(z)	3,525
Other (income) expense, net	(28)	12	(12	)(r)	(27)	—		—		(55)

Income before income tax expense	13,982	1,075	271		3,707	(534)		(564)		17,937
Income tax expense	5,003	—	512	(s)	—	1,206	(x)	(214	)(aa)	6,507

Net income	8,979	1,075	(241)		3,707	(1,740)		(350)		11,430
Less: net loss (income) attributable to noncontrolling interest	1,747	—	—		(147)	147	(y)	—		1,747

Net income attributable to AAC Holdings, Inc. stockholders	10,726	1,075	(241)		3,560	(1,593)		(350)		13,177
BHR Series A Preferred Unit dividends	(147)		—			—		—		(147)
Redemption of BHR Series A Preferred Units	(534)	—	—		—	—		—		(534)

Net income available to AAC Holdings, Inc. common stockholders	$10,045	$1,075	$(241)		$3,560	$(1,593)		$(350)		$12,496

Earnings per share:
Basic	$0.47									$0.57

Diluted	$0.46									$0.56

Weighted-average shares outstanding:
Basic	21,471,063		360,129	(t)				—		21,831,192
Diluted	21,651,654		360,129	(t)				833,333	(bb)	22,845,116

See accompanying notes to unaudited pro forma condensed consolidated financial statements.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(in thousands, except per share amounts)

1. Basis of Presentation

The unaudited pro forma condensed consolidated financial statements present the Company’s financial position and results of operations as if the issuance of the Convertible Notes (more fully described in Note 2) occurred on September 30, 2015, for purposes of the unaudited pro forma balance sheet as of September 30, 2015, and as if the other transactions described in Note 2 occurred on January 1, 2014 for purposes of the unaudited pro forma statement of income for the year ended December 31, 2014 and the unaudited pro forma statement of income for the nine months ended September 30, 2015. The Company’s historical balance sheet as of September 30, 2015, which reflects the RSG Acquisition and the Oxford Centre Acquisition discussed in Note 2, was used as the basis for the unaudited pro forma balance sheet. For the year ended December 31, 2014, the historical operating results for the year ended December 31, 2014 of the Company, RSG and Oxford were used as the basis for the unaudited pro forma statement of income. For the nine months ended September 30, 2015, the Company’s historical operating results for the nine months ended September 30, 2015, RSG’s historical operating results for the period from January 1, 2015 to July 2, 2015 (the acquisition date) and The Oxford Centre’s historical operating results for the period from January 1, 2015 to August 10, 2015 (the acquisition date) were used as the basis for the unaudited pro forma statement of income.

The unaudited pro forma condensed consolidated financial statements also reflect the assumptions and adjustments described in Notes 3, 4 and 5.

2. Description of Transactions

On July 2, 2015, the Company completed the RSG Acquisition. RSG is a leading online publisher in the substance abuse treatment industry with a comprehensive portfolio of websites and marketing assets. The Company acquired RSG to strengthen its existing portfolio of internet marketing assets, which the Company expects will in turn drive client leads in the future. The Company ascribes significant value to the synergies and other benefits from the acquisition that do not meet the recognition criteria of acquired identifiable intangible assets. Accordingly, the value of these components is included within goodwill. The goodwill resulting from the RSG Acquisition is expected to be deductible for tax purposes.

The Company accounted for the RSG Acquisition using the acquisition method as required by FASB ASC Topic 805, Business Combinations (“FASB ASC 805”). The following table summarizes the consideration transferred to the former equity holders of RSG:

Cash	$32,480
540,193 common shares of AAC Holdings, Inc. (based on the July 2, 2015 stock price)	24,174

$56,654

The Company incurred acquisition-related costs related to the RSG Acquisition of approximately $0 and $146 that were charged to “Acquisition-related expenses” for year ended December 31, 2014 and the nine months ended September 30, 2015, respectively.

The following table summarizes the estimated fair value of the assets acquired and liabilities assumed at the acquisition date:

Accounts receivable	$580
Prepaid expenses and other current assets	81
Property and equipment	15
Other assets	37
Intangible assets	4,816
Current liabilities	(210)

Total identifiable net assets	5,319
Goodwill	51,335

$56,654

Definite-lived intangible assets that were acquired and their respective useful lives, which will be amortized on a straight-line basis over their estimated useful life, are as follows:

	Useful Life	Amount
Marketing intangibles	10 years	$4,816

The RSG Acquisition was completed on July 2, 2015. The Company has not finalized the purchase price allocation, which is pending further analysis of the net assets acquired, particularly with respect to valuations of intangible assets. Accordingly, the purchase price allocation described above could change materially as the Company finalizes its assessment of the allocation and the fair values of the tangible and intangible assets acquired and liabilities assumed, some of which are dependent on the finalization of valuations being performed by an independent valuation specialist. The purchase price allocation will be finalized during the measurement period which is no longer than one year from the acquisition date.

On August 10, 2015, the Company completed the Oxford Centre Acquisition. The Oxford Centre operates a 76-bed residential facility located on a 110-acre campus in Etta, Mississippi, which is 65 miles southwest of Memphis, Tennessee, and three outpatient treatment locations in Oxford, Tupelo and Olive Branch, Mississippi. The Company ascribes significant value to the synergies and other benefits from the Oxford Centre Acquisition that do not meet the recognition criteria of acquired identifiable intangible assets. Accordingly, the value of these components is included within goodwill. The goodwill resulting from the Oxford Centre Acquisition is deductible for tax purposes.

The Company accounted for the Oxford Centre Acquisition using the acquisition method as required by FASB ASC 805. Cash consideration of $35,000 was transferred to acquire The Oxford Centre.

The Company incurred acquisition-related costs related to the Oxford Centre Acquisition of approximately $0 and $46 that were charged to “Acquisition-related expenses” for year ended December 31, 2014 and the nine months ended September 30, 2015, respectively.

The following table summarizes the estimated fair value of the assets acquired and liabilities assumed at the acquisition date:

Accounts receivable	$5,023
Prepaid expenses and other current assets	58
Property and equipment	6,196
Intangible assets	650
Current liabilities	(138)

Total identifiable net assets	11,789
Goodwill	23,211

$35,000

Definite-lived intangible assets that were acquired and their respective useful lives, which will be amortized on a straight-line basis over their estimated useful life, are as follows:

	Useful Life	Amount
Trademarks and marketing intangibles	10 years	$650

The Oxford Centre Acquisition was completed on August 10, 2015. The Company has not finalized the purchase price allocation, which is pending further analysis of the net assets acquired, particularly with respect to valuations of real property and intangible assets. Accordingly, the purchase price allocation described above could change materially as the Company finalizes its assessment of the allocation and the fair values of the tangible and intangible assets acquired and liabilities assumed, some of which are dependent on the finalization of valuations being performed by an independent valuation specialist. The purchase price allocation will be finalized during the measurement period which is no longer than one year from the acquisition date.

On October 2, 2015, the Company issued $25.0 million of Convertible Notes to the Deerfield Funds, which Convertible Notes mature on the sixth anniversary of the initial funding date and are convertible into shares of the Company’s common stock, par value $0.001 per share, at a conversion rate of $30.00 per share.

3. Unaudited Pro Forma Condensed Consolidated Balance Sheet Adjustments

a)	—	Reflects the net proceeds received by the Company as a result of the issuance of the Convertible Notes to the Deerfield Funds, net of issuance costs of $748.

b)	—	Reflects the issuance of the Convertible Notes to the Deerfield Funds, net of issuance costs of $748.

4. Unaudited Pro Forma Condensed Consolidated Statement of Income Adjustments For the Year Ended December 31, 2014

c)	—	The historical financial statements of RSG include reclassifications of certain balances in order to conform to the presentation of the Company.

d)	—	Reflects the incremental depreciation and amortization for the property and equipment and identifiable intangible assets acquired in the RSG Acquisition in excess of depreciation and amortization already reflected in the historical results of RSG. See Note 2 for further details.

e)	—	Reflects the estimated income tax expense (benefit) associated with the following (assuming a tax rate of 37.0% based on the Company’s statutory tax rate for the year ended December 31, 2014):

i) the $3,567 of net income of RSG (the historical results of RSG do not include a provision for income tax expense as RSG is a flow-through entity for tax purposes); and	$1,320
ii) the $51 of pre-tax loss from the pro forma adjustments.	(19)

Total	$1,301

f)	—	Reflects the issuance of 540,193 shares of Company’s common stock to the former equity holders of RSG.

g)	—	Reflects the incremental depreciation and amortization for the property and equipment and identifiable intangible assets acquired in the Oxford Centre Acquisition in excess of depreciation and amortization already reflected in the historical results of The Oxford Centre. See Note 2 for further details.

h)	—	Reflects the following adjustments to interest expense:

i) estimated interest expense on the $32,000 borrowing under the revolver portion of the Company’s senior credit facility (the “2015 Credit Facility”) at a 2.76% annual rate, the rate in effect under the 2015 Credit Facility at November 16, 2015; and	$883
ii) elimination from historical results of interest expense at The Oxford Centre related to debt that was not assumed in the Oxford Centre Acquisition.	(76)

Total	$807

i)	—	Reflects the estimated income tax expense (benefit) associated with the following (assuming a tax rate of 37.0% based on the Company’s statutory tax rate for the year ended December 31, 2014):

i) the $5,339 of net income of The Oxford Centre (the historical results of The Oxford Centre do not include a provision for income tax expense as The Oxford Centre is a flow-through entity for tax purposes); and	$1,975
ii) the $1,030 of pre-tax loss from the pro forma adjustments.	(381)

Total	$1,594

j)	—	Reflects the elimination of noncontrolling interest related to a consolidated variable interest entity that was acquired by the Company as a result of the Oxford Centre Acquisition.

k)	—	Reflects the estimated interest expense on the Convertible Notes, including amortization of issuance costs.

l)	—	Reflects the estimated income tax benefit associated with the estimated interest expense on the Convertible Notes (assuming a tax rate of 37.0% based on the Company’s statutory tax rate for the year ended December 31, 2014).

m)	—	Reflects the impact on dilutive earnings per share of the Convertible Notes using the if-converted method in accordance with ASC 260. The following table sets forth the pro forma calculation of diluted EPS:

Numerator:
Numerator for pro forma basic EPS—pro forma income available to AAC Holdings, Inc. common stockholders	$11,286
Effect of dilutive securities:

Pro forma interest and amortization of issuance costs, net of income taxes, on Convertible Notes	473

Numerator for pro forma diluted EPS—pro forma income available to AAC Holdings, Inc. common stockholders after assumed conversion	$11,759

Denominator:
Denominator for historical diluted EPS—weighted-average shares	16,619,180

Issuance of shares for RSG Acquisition	540,193
Effect of dilutive securities: Convertible Notes	833,333

Denominator for pro forma diluted EPS—adjusted weighted-average shares and assumed conversion	17,992,706
Pro forma diluted EPS	$0.65

5. Unaudited Pro Forma Condensed Consolidated Statement of Income Adjustments For the Nine Months Ended September 30, 2015

n)	—	The historical financial statements of RSG include reclassifications of certain balances in order to conform to the presentation of the Company.

o)	—	Reflects the incremental depreciation and amortization of property and equipment and identifiable intangible assets acquired in the RSG Acquisition in excess of depreciation and amortization already reflected in the historical results of RSG. See Note 2 for further details.

p)	—	Reflects the elimination from the Company’s actual results acquisition-related expenses related to the RSG Acquisition.

q)	—	Reflects the elimination from actual results of interest expense at RSG related to debt that was not assumed in the RSG Acquisition.

r)	—	Reflects the elimination of the change in fair value of the RSG warrants (the RSG warrants were cancelled in connection with the RSG Acquisition).

s)	—	Reflects the estimated income tax expense associated with the following (assuming a tax rate of 38.0% based on the Company’s statutory tax rate for the nine months ended September 30, 2015):

i) the $1,075 of net income of RSG (the historical results of RSG do not include a provision for income tax expense as RSG is a flow-through entity for tax purposes); and	$409
ii) The $271 of pre-tax income from the pro forma adjustments.	103

Total	$512

t)	—	Reflects the addition of 360,129 shares of the Company’s common stock to fully reflect the 540,193 shares of the Company’s common stock issued to the former equity holders of RSG as outstanding for the entire nine months ended September 30, 2015 (180,064 shares were included in the historical column of weighted average shares outstanding).

u)	—	Reflects the incremental depreciation and amortization for the property and equipment and identifiable intangible assets acquired in the Oxford Centre Acquisition in excess of depreciation and amortization already reflected in the historical results of The Oxford Centre. See Note 2 for further details.

v)	—	Reflects the elimination from the Company’s actual results acquisition-related expenses related to the Oxford Centre Acquisition.

w)	—	Reflects the following adjustments to interest expense:

i) estimated interest expense on the $32,000 borrowing under the revolver of the 2015 Credit Facility at a 2.76% annual rate, the rate in effect under the 2015 Credit Facility at November 16, 2015; and	$535
ii) elimination from historical results of interest expense at The Oxford Centre related to debt that was not assumed in the Oxford Centre Acquisition.	(44)

Total	$491

x)	—	Reflects the estimated income tax expense (benefit) associated with the following (assuming a tax rate of 38.0% based on the Company’s statutory tax rate for the nine months ended September 30, 2015):

i) the $3,707 of net income of The Oxford Centre (the historical results of The Oxford Centre do not include a provision for income tax expense as The Oxford Centre is a flow-through entity for tax purposes); and	$1,409
ii) the $534 of pre-tax loss from the pro forma adjustments.	(203)

Total	$1,206

y)	—	Reflects the elimination of noncontrolling interest related to a consolidated variable interest entity that was acquired by the Company as a result of the Oxford Centre Acquisition.

z)	—	Reflects the estimated interest expense on the Convertible Notes, including amortization of issuance costs.

aa)	—	Reflects the estimated income tax benefit associated with the interest expense on the Convertible Notes (assuming a tax rate of 38.0% based on the Company’s statutory tax rate for the nine months ended September 30, 2015).

bb)	—	Reflects the impact on dilutive earnings per share of the Convertible Notes using the if-converted method in accordance with ASC 260. The following table sets forth the pro forma calculation of diluted EPS:

Numerator:
Numerator for pro forma basic EPS—pro forma income available to AAC Holdings, Inc. common stockholders	$12,496

Effect of dilutive securities:

Pro forma interest and amortization of issuance costs, net of income taxes, on Convertible Notes	350

Numerator for pro forma diluted EPS—pro forma income available to AAC Holdings, Inc. common stockholders after assumed conversion	$12,846

Denominator:
Denominator for historical diluted EPS—weighted-average shares	21,651,654

Shares for RSG Acquisition not reflected in historical diluted EPS—weighted-average shares	360,129
Effect of dilutive securities:
Convertible Notes	833,333

Denominator for diluted EPS—adjusted weighted-average shares and assumed conversions	22,845,116

Pro forma diluted EPS	$0.56

833,333 Shares

AAC Holdings, Inc.

Common Stock

Prospectus

November 20, 2015